NEWS
Contacts:

Investors/Analysts: Brian J. Radecki Chief Financial Officer (301) 664-9132 bradecki@costar.com Media: Vikki Kayne Senior Director, Media Relations (301) 280-3858 vkayne@costar.com

CoStar Group, Inc. Announces Second Quarter 2010 Results
Company Posts Record Quarterly Revenue of $55.8 Million, Raises Annual Revenue Outlook;
In-Quarter Renewal Rate for Subscription-Based Services Climbs to 92%

BETHESDA, MD – July 21, 2010 – CoStar Group, Inc. (NASDAQ: CSGP), the number one provider of information, marketing and analytic services to the commercial real estate industry, today announced that revenues for the second quarter of 2010 were $55.8 million, an annual increase of $5.7 million compared to revenues of $50.1 million in the second quarter of 2009, and a quarterly increase of $0.7 million compared to revenues of $55.1 million in the first quarter of 2010.  Subscription-based revenue accounted for approximately 94% of the Company’s total revenue in the second quarter of 2010.

The renewal rate for CoStar’s subscription-based services increased to approximately 92% in the second quarter of 2010 from approximately 83% in the second quarter of 2009, attaining its highest level since the second quarter of 2007. The 12-month trailing renewal rate also increased to approximately 88% in the second quarter of 2010 from approximately 86% in the first quarter of 2010, its highest level since the fourth quarter of 2008.

Net income for the quarter ended June 30, 2010 was $3.3 million, or $0.16 per diluted share, compared to $2.9 million, or $0.14 per diluted share for the quarter ended March 31, 2010.  As of June 30, 2010, the Company had $230.0 million in cash, cash equivalents, and short-term and long-term investments, an increase of $11.6 million since March 31, 2010, and no long-term debt.

Year 2009-2010 Quarterly Results - Unaudited
(in millions, except per share data)
	2009				2010
	Q1	Q2	Q3	Q4	Q1	Q2

Revenues	$51.4	$50.1	$53.6	$54.6	$55.1	$55.8
EBITDA	14.4	11.6	10.6	9.9	8.8	7.8
Net income	6.1	4.6	4.3	3.6	2.9	3.3
Net income per share - diluted	0.31	0.24	0.22	0.18	0.14	0.16
Weighted average outstanding shares - diluted	19.6	19.6	20.1	20.4	20.6	20.6

CoStar Group Founder and CEO Andrew C. Florance said he was very pleased by the continued improvement in the Company’s sales, revenue and renewal rates over the first half of this year.  “There is no stronger testament to the overall value and utility of CoStar’s services than the satisfaction of our clients as demonstrated by the exceptionally high renewal rates for our services,” said Florance.

Florance also said the renewed strength in CoStar’s business reflects improving conditions in commercial real estate as recent positive economic developments, including office-related job growth, have begun to translate into heightened demand for space. “The U.S. office market absorbed six million square feet of office space during the second quarter, and the national office vacancy rate has stabilized,” noted Florance.

“The record quarterly revenue resulted from very high customer renewal rates and an increase in second quarter companywide net new sales, which more than doubled compared to the first quarter 2010,” said Florance. “I was especially pleased by our continued success in selling to retail clients. We have now signed nine of the ten largest U.S. retail property owners as CoStar clients.   With the company’s strong performance over the first half of this year, we expect revenues to continue to grow in improving market conditions.”

Adjusted EBITDA (defined below) for the quarter ended June 30, 2010 was $13.3 million, an increase of $2.5 million or approximately 24% compared to Adjusted EBITDA of $10.8 million for the quarter ended March 31, 2010. EBITDA (defined below) for the quarter ended June 30, 2010 was $7.8 million, compared to EBITDA of $8.8 million for the quarter ended March 31, 2010, reflecting several one-time costs, including accruals related to the anticipated settlement of two litigation matters.

During the second quarter, the Company reached favorable preliminary settlements of two legal matters successfully avoiding additional legal costs and uncertainty associated with litigation. The Company accrued $2.0 million in anticipation of the favorable resolution of a dispute with its former U.K. landlord, Nokia UK Limited, concerning the Company’s termination of a lease agreement for its former London offices.  The Company’s decision to terminate its lease with Nokia UK Limited and sign a new lease for offices located in London’s West End is the most recent in a series of moves made as part of an overall strategy to consolidate its London office locations and open a research center in Glasgow that has substantially reduced occupancy costs. The Company also accrued approximately $800,000 in anticipation of resolving a class action lawsuit filed in California alleging violation of wage and hour laws. The Company vigorously denies any violation of law, has admitted no wrongdoing and believes this settlement to be in the best interest of its shareholders. Both accruals were included as one-time costs in second quarter general and administrative expenses.

Income tax expense decreased to approximately 31% of pre-tax income in the second quarter due to the recognition of a one-time discrete tax benefit related to CoStar’s UK operations. The Company continues to expect an annual tax rate for the full year of 2010 of approximately 44%.

2010 Outlook

“For the third quarter of 2010, we expect approximately $55.8 million to $56.5 million in revenues,” stated CoStar Group Chief Financial Officer Brian J. Radecki.  “In addition, for the full year of 2010, we are increasing our expected revenue range to approximately $222.5 million to $224.0 million. Having consistently grown revenue over the first two quarters of 2010, together with continued strong demand for our services demonstrated by our 12-month trailing renewal rate moving back toward the 90% historical average, we are very confident in raising the high end of our annual revenue guidance range by $2.0 million, said Radecki.

For the third quarter of 2010, the Company expects GAAP net income per diluted share of approximately $0.13 to $0.15 and non-GAAP net income per diluted share (defined below) of approximately $0.29 to $0.33.  The Company’s third-quarter outlook includes approximately $1.3 to $1.5 million of costs related to the transition of the Company’s new corporate headquarters to Washington, D.C., a lease restructuring charge of approximately $1.0 to $1.3 million primarily related to the consolidation of the Company’s three Boston offices, and equity compensation costs of approximately $1.8 million to $1.9 million.

While income tax expense decreased in the second quarter due to the recognition of a one-time discrete tax benefit related to our U.K. operations, we continue to expect our annual tax rate for 2010 to be approximately 44% and we expect our third and fourth quarter rate to be approximately 49%.

“For the full year of 2010, we expect GAAP net income per diluted share of approximately $0.58 to $0.63 and non-GAAP net income per diluted share of approximately $1.17 to $1.25,” said Radecki. “Given our improving sales performance and renewal rates, we expect to continue to grow revenues organically in the second half and for the full year of 2010. We expect to achieve our earnings outlook even with the short-term dilution to net income resulting from legal settlements and ongoing efforts to reduce long-term facilities costs by moving our headquarters into a corporate-owned facility and by consolidating offices in Boston and the United Kingdom.”

The preceding forward-looking statements reflect CoStar’s expectations as of July 21, 2010, including forward-looking non-GAAP financial measures. We are not able to forecast with certainty whether or when certain events, such as acquisition-related costs, restructuring, settlements or impairments will occur in any given quarter. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Non-GAAP Financial Measures

For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group, Inc. before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted-EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition-related costs, (iii) restructuring charges and related costs, (iv) costs related to the acquisition and transition of the Company’s corporate headquarters, and (v) settlements and impairments incurred outside the Company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group, Inc. before (i) purchase amortization and other related costs, (ii) stock-based compensation expense, (iii) acquisition-related costs, (iv) restructuring charges and related costs, (v) costs related to the acquisition and transition of the Company’s corporate headquarters, and (vi) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at Non-GAAP net income. We assume a 40% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share is a non-GAAP financial measure that represents Non-GAAP net income divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income per diluted share.

Earnings Conference Call

Management will conduct a conference call to discuss earnings results for the second quarter ended June 30, 2010, and the company’s outlook for the third quarter at 11:00 a.m. ET on Thursday, July 22, 2010. The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/investors.aspx. To join the conference call by telephone, please call (800) 230-1093 from within the United States and Canada, or (612) 332-0820 from outside the United States and Canada. Refer to conference reservation number 163614. A replay of the conference call will be available approximately one hour after the live call concludes and remain available for a period of time following the call. The replay telephone number is (800) 475-6701 within the United States and Canada, or (320) 365-3844 outside the United States and Canada.  Refer to Conference reservation number 163614. The replay will also be available over the Internet at http://www.costar.com/investors.aspx for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Revenues	$55,838	$50,064	$110,931	$101,434
Cost of revenues	20,360	16,744	41,560	33,638
Gross margin	35,478	33,320	69,371	67,796

Operating expenses:
Selling and marketing	12,880	9,751	25,509	18,912
Software development	4,123	3,065	8,320	6,243
General and administrative	13,452	11,571	24,727	22,021
Purchase amortization	532	742	1,222	1,688
	30,987	25,129	59,778	48,864

Income from operations	4,491	8,191	9,593	18,932
Interest and other income, net	196	322	434	764
Income before income taxes	4,687	8,513	10,027	19,696
Income tax expense, net	1,436	3,897	3,887	8,974
Net income	$3,251	$4,616	$6,140	$10,722

Net income per share - basic	$0.16	$0.24	$0.30	$0.55
Net income per share - diluted	$0.16	$0.24	$0.30	$0.55

Weighted average outstanding shares - basic	20,278	19,479	20,275	19,481
Weighted average outstanding shares - diluted	20,624	19,638	20,635	19,599

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures-Unaudited
(in thousands, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Net income	$3,251	$4,616	$6,140	$10,722
Income tax expense, net	1,436	3,897	3,887	8,974
Income before income taxes	4,687	8,513	10,027	19,696
Purchase amortization and other related costs	847	1,245	2,037	2,670
Stock-based compensation expense	1,939	1,539	3,946	3,126
Acquisition related costs	-	-	-	-
Restructuring and related costs	103	584	103	584
Headquarters acquisition and transition related costs *	958	-	1,157	-
Settlements and Impairments	2,825	-	2,825	-
Non-GAAP Income before income taxes	11,359	11,881	20,095	26,076
Assumed rate for income tax expense, net **	40%	40%	40%	40%
Assumed provision for income tax expense, net	(4,544)	(4,752)	(8,038)	(10,430)
Non-GAAP Net Income	$6,815	$7,129	$12,057	$15,646

Net Income per share - diluted	$0.16	$0.24	$0.30	$0.55
Non-GAAP Net Income per share - diluted	$0.33	$0.36	$0.58	$0.80

Weighted average outstanding shares - diluted	20,624	19,638	20,635	19,599

* Includes building depreciation of approximately $275,000 for the three months ended June 30, 2010, and approximately $459,000 for the six months ended June 30, 2010.
** A 40% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Net income	$3,251	$4,616	$6,140	$10,722
Purchase amortization in cost of revenues	315	503	815	982
Purchase amortization in operating expenses	532	742	1,222	1,688
Depreciation and other amortization	2,459	2,213	4,917	4,464
Interest income, net	(196)	(322)	(434)	(764)
Income tax expense, net	1,436	3,897	3,887	8,974
EBITDA	$7,797	$11,649	$16,547	$26,066
Stock-based compensation expense	1,939	1,539	3,946	3,126
Acquisition related costs	-	-	-	-
Restructuring and related costs	103	584	103	584
Headquarters acquisition and transition related costs ***	683	-	698	-
Settlements and Impairments	2,825	-	2,825	-
Adjusted EBITDA	$13,347	$13,772	$24,119	$29,776

*** Does not include building depreciation of approximately $275,000 for the three months ended June 30, 2010, and approximately $459,000 for the six months ended June 30, 2010.

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$188,290	$205,786
Short-term investments	12,287	20,188
Accounts receivable, net	10,554	12,855
Deferred income taxes	3,852	3,450
Prepaid and other current assets	4,414	5,128
Total current assets	219,397	247,407

Long-term investments	29,449	29,724
Deferred income taxes	3,884	1,978
Fixed assets, net	61,083	19,162
Goodwill	78,973	80,321
Intangible and other assets, net	20,516	23,390
Deposits and other assets	2,173	2,597
Total assets	$415,475	$404,579

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$30,990	$28,907
Deferred revenue	14,918	14,840
Total current liabilities	45,908	43,747

Income taxes payable	1,863	1,826

Stockholders' equity	367,704	359,006
Total liabilities and stockholders' equity	$415,475	$404,579

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Revenues
United States	$51,538	$45,651	$102,155	$92,783
International
External customers	4,300	4,413	8,776	8,651
Intersegment revenue *	359	-	691	-
Total international revenue	4,659	4,413	9,467	8,651
Intersegment eliminations	(359)	-	(691)	-
Total Revenues	$55,838	$50,064	$110,931	$101,434

EBITDA
United States	$10,173	$11,970	$19,585	$26,556
International **	(2,376)	(321)	(3,038)	(490)
Total EBITDA	$7,797	$11,649	$16,547	$26,066

* Intersegment revenue is attributable to services performed by Property and Portfolio Research Ltd., a wholly owned subsidiary of PPR, for PPR. Intersegment revenue is recorded at what the Company believes approximates fair value. U.S. EBITDA includes a corresponding cost for the services performed by Property and Portfolio Research Ltd. for PPR.

** International EBITDA includes a corporate allocation of approximately $100,000 and $100,000 for the three months ended June 30, 2010 and 2009, respectively, and approximately $300,000 and $200,000 for the six months ended June 30, 2010 and 2009, respectively.

Reconciliation of Non-GAAP Financial Measures with 2009-2010 Quarterly Results - Unaudited
(in millions)
	2009				2010
	Q1	Q2	Q3	Q4	Q1	Q2
Net income	$6.1	$4.6	$4.3	$3.6	$2.9	$3.3
Purchase amortization	1.4	1.2	1.5	1.6	1.2	0.8
Depreciation and other amortization	2.2	2.2	2.1	2.3	2.4	2.5
Interest income, net	(0.4)	(0.3)	(0.2)	(0.2)	(0.2)	(0.2)
Income tax expense, net	5.1	3.9	2.9	2.6	2.5	1.4
EBITDA	$14.4	$11.6	$10.6	$9.9	$8.8	$7.8

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income
(in thousands, except per share data)
	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended September 30, 2010		Ended December 31, 2010
	Low	High	Low	High
Net income	$2,640	$3,000	$12,000	$13,000
Income tax expense, net	2,540	2,880	9,430	10,200
Income before income taxes	5,180	5,880	21,430	23,200
Purchase amortization and other related costs	850	850	3,750	3,750
Stock-based compensation expense	1,800	1,900	8,300	8,500
Acquisition related costs	-	-	-	-
Restructuring and related costs	1,000	1,300	1,100	1,400
Headquarters acquisition and transition related costs	1,300	1,500	3,000	3,300
Settlements and Impairments	-	-	2,825	2,825
Non-GAAP Income before income taxes	10,130	11,430	40,405	42,975
Assumed rate for income tax expense, net *	40%	40%	40%	40%
Assumed provision for income tax expense, net	(4,052)	(4,572)	(16,162)	(17,190)
Non-GAAP Net Income	$6,078	$6,858	$24,243	$25,785

Net Income per share - diluted	$0.13	$0.15	$0.58	$0.63
Non-GAAP Net Income per share - diluted	$0.29	$0.33	$1.17	$1.25

Weighted average outstanding shares - diluted	20,650	20,650	20,650	20,650

* A 40% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

About CoStar Group, Inc.
CoStar Group, Inc. (Nasdaq:CSGP) is the number one provider of information, marketing and analytic services to commercial real estate professionals in the United States as well as the United Kingdom. CoStar's suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information throughout the U.S. as well as in the United Kingdom and France. Headquartered in Bethesda, MD, CoStar has approximately 1,500 people working for the Company worldwide, including the largest professional research organization in the industry. For more information, visit http://www.costar.com.

This news release includes "forward-looking statements" including, without limitation, statements regarding CoStar's expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar's filings from time to time with the Securities and Exchange Commission, including CoStar's Form 10-K for the year ended December 31, 2009, and CoStar’s Form 10-Q for the quarter ended March 31, 2010, under the heading "Risk Factors."  In addition to these statements, there can be no assurance that the company’s renewal rates and net new sales will continue at the current rate; that commercial real estate conditions will continue to improve; that revenues will continue to grow in improving market conditions; that demand for CoStar's commercial real estate information will continue to track the improvement in leasing activity; that the preliminary settlements will be finally resolved on the terms anticipated; that revenues for the third quarter of 2010 and full year 2010 will be as stated in this press release; that GAAP and non-GAAP net income per diluted share for the third quarter of 2010 and full year 2010 will be as stated in this press release; that revenues will continue to grow organically in the second half and for the full year of 2010; that the company will achieve its earnings outlook even with the short-term dilution to net income resulting from legal settlements and ongoing efforts to reduce long-term facilities costs; and that CoStar's effective corporate tax rates will be as assumed in this press release.  All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.